Exhibit 99.1

Corporate Headquarters

100 Motor Parkway, Suite 160

Hauppauge, NY 11788-5138

Direct Dial: 631-360-9304

Direct Fax: 631-360-9380

PRESS RELEASE

Release Date: September 27, 2005

Contact:	Ms. Judith Barber	News Contact:	Peter Hamilton
	Corporate Secretary		Rubenstein Associates
(work) 212-843-8015
(home) 631-928-8437
(cell) 516-375-6434

BANK OF SMITHTOWN CEO

ELECTED VICE CHAIRMAN OF ABA

Smithtown, NY, September 27, 2005 - At a meeting today in California, Brad Rock, the Chairman, President and Chief Executive Officer of Bank of Smithtown, was elected Vice Chairman of the American Bankers Association.

ABA is the largest banking trade association in the country. More than 1,200 industry representatives are attending the Association’s annual convention in Palm Desert, California. Mr. Rock was elected by a vote of the ABA’s membership, which is comprised of banks of all sizes from throughout the United States.

It has been 25 years since a banker from New York State was elected to this position. Llewellyn Jenkins, former Vice Chairman of the Board of Manufacturers Hanover Trust Company, was elected to a similar ABA position in 1980. Mr. Llewellyn subsequently became the ABA Chairman in 1981. In the normal course of events, Mr. Rock would become ABA Chairman two years from now, during the Fall of 2007.

Mr. Rock has served as the Chairman, President and CEO of Bank of Smithtown and its parent public company, Smithtown Bancorp, for 16 years. During his tenure as Chairman, the company has more than quadrupled in size and the market value of the company’s stock has increased by more than 2,000%.

During his tenure, Bank of Smithtown has also been widely recognized in magazines and newspapers as one of the leading community banks in the country. In 1997, U.S. Banker magazine ranked Bank of Smithtown the #1 community bank in the nation, and in this past July’s issue, the bank was rated the #2 community bank in the country. During 2003, USA Today rated Smithtown Bancorp as one of its “Top Ten” aggressive stock picks among all publicly-traded companies in the nation. During that same year, SNL Financial rated Bank of Smithtown the #1 community bank in the country.

As a banking industry leader, Mr. Rock has frequently been invited to testify before U.S. Senate and House committees on financial matters. He most recently testified this past May and June on matters pertaining to bank regulation, including the U.S.A. Patriot Act, the Bank Secrecy Act and the Sarbanes-Oxley Act.

Mr. Rock has previously served in other positions as a banking industry representative. In 2002 and 2003 he served as President of the Independent Bankers Association of New York State. During 2004 and 2005, he served as the Chairman of the Government Relations Council of the American Bankers Association.

Prior to becoming president of Bank of Smithtown in 1990, Mr. Rock worked as an attorney in a Smithtown law firm. His practice was limited to business matters, with an emphasis upon matters related to banking and education law. On the first day that Mr. Rock was admitted to the Bar in 1979, he tried a case involving banks’ use of computers which became front-page news in the New York Law Journal. His client, Extebank, won the case and the decision became a leading precedent with regard to certain matters pertaining to the Uniform Commercial Code. As a result of the victory, Mr. Rock was subsequently asked to represent other bank clients in cases involving computer issues and the tracing of funds through off-shore banking facilities. After only two years in practice, Mr. Rock became a partner of the firm.

Mr. Rock grew up in Hauppauge, attending Hauppauge High School, where he was a stand-out athlete in football, baseball and basketball. As a quarterback in football, he was selected as All-Long Island, All-New York State and All-American. He also achieved various all-star awards in baseball and basketball. In 1995, he was elected to the Suffolk Sports Hall of Fame, in the words of the presenter of the award, as “the best three-sport athlete ever to play in Suffolk County.”

He attended Boston College and the University of Connecticut on athletic scholarships, and played football at both schools. He graduated from UConn magna cum laude and was awarded his degree “with distinction”. After graduating from college, he attended Cornell Law School, where he served as an assistant to the Dean.

Mr. Rock lives in Smithtown. He and his wife, Tracy, who also attended Hauppauge High School, have been married for 30 years. They have two children, Bradley, Jr. and Casandra.